As filed with the Securities and Exchange Commission on September 21, 2007
                                                                                                                                                                                                            Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

SILVERSTAR HOLDINGS
(Exact name of registrant as specified in its charter)

Bermuda	Not Applicable
(State or other jurisdiction of Incorporation or organization)	(I.R.S. Employer Identification No.)
Clarendon House, Church Street Hamilton HM CX Bermuda (441) 295-1422
(Address, including zip code, and telephone number, Including area code, of registrant's principal executive offices)
Clive Kabatznik 1900 Glades Road, Suite 435 Boca Raton, FL 33431 (561) 479-0040
(Name, address, including zip code, and telephone number, Including area code, of agent for service)
Copy to:
Henry I. Rothman, Esq. Troutman Sanders LLP The Chrysler Building 405 Lexington Avenue New York, New York 10174 (212) 704-6000

         Approximate date of commencement of proposed sale to public: As soon as practicable after the effective date of this Registration Statement.

        If the only securities on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. __________

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. __________

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, par value $.01 per share	7,141,126	$2.49	$17,781,404	$546

(1)	Consists of (i) 4,149,396 shares of common stock that Silverstar Holdings Ltd. issued to investors in a private placement on September 6, 2007; (ii) 2,904,593 additional shares of common stock issuable upon the exercise of warrants that Silverstar Holdings Ltd. issued to investors in the private placement on September 6,2007; (iii) 87,137 additional shares of common stock issuable upon the exercise of warrants that Silverstar Holdings Ltd. issued to the placement agent in connection with the private placement on September 6, 2007; and (iv) an indeterminate number of additional shares of common stock as may from time to time be issued with respect to the foregoing securities as a result of stock splits, stock dividends, reclassifications, recapitalizations, combinations or similar events, which shares shall be deemed registered hereunder pursuant to Rule 416 under the Securities Act of 1933, as amended.

(2)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based upon the average of the high and low price per share of the common stock as reported on the Nasdaq Capital Markets on September 19, 2007.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell nor is it seeking an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED SEPTEMBER 21, 2007

PROSPECTUS

      SILVERSTAR HOLDINGS LTD.

7,141,12 6 Shares of Common Stock

      We are registering up to 7,141,126 shares of our common stock acquired in connection with a private placement on September 6, 2007 (including 2,991,730 shares of which are issuable upon exercise of warrants) for resale by the selling shareholders from time to time.

        The selling shareholders will receive all of the proceeds from the sale of the shares of our common stock offered by this prospectus, less any brokerage commissions or other expenses incurred by them. We will not receive any proceeds from the sale of shares of our common stock by the selling shareholders. See “Selling Shareholders” beginning on page 14 of this prospectus for a complete description of the selling shareholders.

NASDAQ Capital Market Symbol: “SSTR”

        Our common stock is traded on the NASDAQ Capital Market under the symbol “SSTR.” On September 20, 2007, the closing price of one share of our common stock on the NASDAQ Capital Market was $2.47.

         This investment involves a high degree of risk. You should carefully consider the factors described under the caption “Risk Factors” beginning on page 3 of this prospectus.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

        Our principal executive offices are located at Clarendon House, Church Street, Hamilton HM CX Bermuda. Our telephone number is (441) 295-1422.

The date of this prospectus is_________ __, 2007

ABOUT THIS PROSPECTUS

     This prospectus is part of a registration statement we filed with the U.S. Securities and Exchange Commission (the "Commission"). You should rely on the information provided in this prospectus. Neither we nor the selling shareholders listed in this prospectus have authorized anyone to provide you with information different from that contained in or incorporated by reference in this prospectus. The selling shareholders are offering to sell and seeking offers to buy shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of common stock.

     Unless the context otherwise requires, throughout this prospectus the words “Silverstar”, “we”, “us” and “our” refer to Silverstar Holdings Ltd. and its subsidiaries.

PROSPECTUS SUMMARY

This summary highlights important features of this offering and the information included or incorporated by reference in this prospectus. This summary does not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully, especially the risks of investing in our common stock discussed under “Risk Factors.”

The Company

      We are a holding company that seeks to acquire businesses fitting a predefined investment strategy. We are the parent company of Empire Interactive, PLC, a leading worldwide publisher of interactive entertainment software for all game platforms, as well as Strategy First, Inc., a leading worldwide publisher of entertainment software for the Personal Computer (PC). We are also a minority shareholder in Magnolia Broadband Wireless, a development stage company which is developing mobile wireless broadband products.

Private placement

      On September 6, we completed the second part of a two-part sale of our securities in a private placement transaction pursuant to a purchase agreement, dated July 2, 2007, by and among the Company and the purchasers named therein. Pursuant to the purchase agreement, we sold an aggregate of 6,206,891 shares (the "Shares") of our common stock and warrants (the "Warrants") to purchase up to 4,344,827 shares of our common stock at an exercise price of $2.10 per share, at a price per unit of $1.45.

        The sale and issuance of the Shares and Warrants was completed in two closings. The first closing (the "First Closing") was completed on July 5, 2007, pursuant to which we sold and issued an aggregate of 2,057,495 Shares and Warrants to purchase up to an aggregate of 1,440,234 shares of our common stock. The second closing (the "Second Closing") was completed on September 6, 2007, pursuant to which we sold and issued an aggregate of 4,149,396 shares of our common stock and warrants to purchase up to 2,904,593 shares of our common stock.

        Roth Capital Partners, LLC acted as placement agent.

The Offering

Common Stock Offered by the Selling Shareholders:

7,141,126 shares of our common stock, including 2,991,730 shares issuable upon the exercise of warrants, held by the selling shareholders, are being offered by this prospectus. All of the shares offered are being sold by the selling shareholders.

Common Stock Outstanding as of September 12, 2007:	18,127,469 shares.

Use of Proceeds:

We will not receive any of the proceeds from the sale of the shares by the selling shareholders. We may receive proceeds in connection with the exercise of warrants, the underlying shares of which may be sold by the selling shareholders under this prospectus.

Risk Factors:

An investment in our securities involves a high degree of risk and could result in a loss of your entire investment. Prior to making an investment decision, you should carefully consider all of the information in this prospectus and, in particular, you should evaluate the risk factors set forth under the caption “Risk Factors” beginning on page 3.

Nasdaq Capital Market Symbol:	SSTR.

CONCURRENT OFFERING OF COMMON STOCK

     On August 31, 2007, our registration statement on Form S-3 (File No. 333-144770) was declared effective by the Commission. That prospectus relates to the resale of up to 3,968,544 shares of our common stock and consists of:

•	2,057,495 shares of our common stock that we sold to the selling shareholders at the First Closing;

•	1,440,234 shares of our common stock issuable upon the exercise of warrants that we issued to the selling shareholders that purchased our common stock at the First Closing ;

•	43,207 shares of our common stock issuable upon the exercise of a warrant that we issued to the placement agent in connection with the First Closing;

•	56,180 shares of our common stock that we issued to RPC International and Catacando Properties Limited issued in connection with our acquisition of Empire Interactive, plc on December 5, 2006; and

•	371,428 shares of our common stock that we sold to Ronald Heller IRA and Barry Honig in a private placement on November 22, 2006 .

RISK FACTORS

         Our business is subject to many risks and uncertainties, which may affect our future financial performance. If any of the events or circumstances described below occurs, our business and financial performance could be harmed, our actual results could differ materially from our expectations and the market value of our securities could decline. The risks and uncertainties discussed below are not the only ones we face. There may be additional risks and uncertainties not currently known to us or that we currently do not believe are material that may harm our business and financial performance. You should consider carefully these risk factors, together with all of the other information in this prospectus and the documents we have incorporated by reference in the section “Where You Can Find More Information,” before you decide to purchase shares of our common stock.

Risks Associated with Our Subsidiaries

Many of our titles have short lifecycles and fail to generate significant revenues.

     The market for entertainment software is characterized by short product lifecycles and frequent introduction of new products. Many software titles do not achieve sustained market acceptance or do not generate a sufficient level of sales to offset the costs associated with product development. A significant percentage of the sales of new titles generally occurs within the first three months following their release. Therefore, our continued profitability depends upon our ability to acquire and sell new, commercially successful titles and to replace revenues from titles in the later stages of their lifecycles. Any competitive, financial, technological or other factor which delays or impairs our ability to introduce and sell our software could adversely affect our future operating results.

We may fail to anticipate changing consumer preferences.

      Our business is speculative and is subject to all of the risks generally associated with the entertainment software industry, which has been cyclical in nature and has been characterized by periods of significant growth followed by rapid declines. Our future operating results will depend on numerous factors beyond our control, including:

•	the popularity, price and timing of new software and hardware platforms being released and distributed by us and our competitors;
•	international, national and regional economic conditions, particularly economic conditions adversely affecting discretionary consumer spending;
•	changes in consumer demographics;
•	the availability of other forms of entertainment; and
•	critical reviews and public tastes and preferences, all of which change rapidly and cannot be predicted.

      In order to plan for acquisition and promotional activities, we must anticipate and respond to rapid changes in consumer tastes and preferences. A decline in the popularity of entertainment software or particular platforms could cause sales of our titles to decline dramatically.

We may not be able to protect our proprietary rights.

     We acquire proprietary software and technologies. We attempt to protect our software and production related intellectual property under copyright, trademark and trade secret laws as well as through contractual restrictions on disclosure, copying and distribution.

     Entertainment software is susceptible to unauthorized copying. Unauthorized third parties may be able to copy or to reverse engineer our software to obtain and use programming or production techniques that we regard as proprietary. In addition, our competitors could independently develop technologies substantially equivalent or superior to our technologies.

We may be subject to intellectual propriety claims.

     As the number of entertainment software products increases and the features and content of these products continue to overlap, software developers increasingly may become subject to infringement claims. Many of our products are highly realistic and feature materials that are based on real world examples, which may inadvertently infringe upon the intellectual property rights of others. Our products often utilize complex technology that may become subject to the intellectual property rights of others. Although we believe that we make reasonable efforts to ensure that our products do not violate the intellectual property rights of others, it is possible that third-parties still may claim infringement. From time to time, we receive communications from third-parties regarding such claims. Existing or future infringement claims against us, whether valid or not, may be time consuming and expensive to defend.

     Intellectual property litigation or claims could force us to do one or more of the following:

•	cease selling, incorporating or using products or services that incorporate the challenged intellectual property
•	obtain a license from the holder of the infringed intellectual property, which if available at all, may not be available on commercially favorable terms; or
•

redesign the effected entertainment software products, which could cause us to incur additional costs, delay introduction and possibly reduce commercial appeal of our products. Any of these actions may cause material harm to our business and financial results.

Rating systems for entertainment software, potential legislation and consumer opposition could inhibit sales of our products.

     The home video game industry requires entertainment software publishers to provide consumers with information relating to graphic violence or sexually explicit material contained in software titles. Certain countries have also established similar rating systems as prerequisites for sales of entertainment software in such countries. We believe that we comply with such rating systems and display the ratings received for our titles. Our software titles generally receive a rating of “G” (all ages) or “T” (age 13 and over), although certain of our titles receive a rating of “M” (age 18 and over), which may limit the potential markets for these titles.

     Several proposals have been made for federal legislation to regulate the entertainment software, motion picture and recording industries, including a proposal to adopt a common rating system for entertainment software, television and music containing violence and sexually explicit material and an inquiry by the Federal Trade Commission with respect to the marketing of such material to minors. Consumer advocacy groups have also opposed sales of entertainment software containing graphic violence and sexually explicit material by pressing for legislation in these areas and by engaging in public demonstrations and media campaigns. If any groups were to target our titles, we might be required to significantly change or discontinue a particular title.

We operate in a highly competitive industry.

     The entertainment software industry is intensely competitive and new entertainment software products and platforms are regularly introduced. Our competitors vary in size from small companies with limited resources to very large corporations with significantly greater financial, marketing and product development resources than we have. Due to these greater resources, certain of our competitors can spend more money and time on developing and testing products, undertake more extensive marketing campaigns, adopt more aggressive pricing policies, pay higher fees to licensors for desirable motion picture, television, sports and character properties and pay more to third-party software developers than we can. We believe that the main competitive factors in the entertainment software industry include: product features and playability; brand name recognition; compatibility of products with popular platforms; access to distribution channels; quality of products; ease of use; price; marketing support; and quality of customer service.

     We also face increasing competition for the leisure and entertainment time of consumers. Our publishing business competes with all other sources of information and entertainment, including television, movies, music, live events, radio broadcasts, home video products, print media and the Internet. Technological advancements, such as new streaming capabilities and downloading entertainment via the Internet, have increased the number of media and entertainment choices available to consumers and presents challenges as our audience becomes more fragmented. The increasing number of choices available to consumers could negatively impact demand for our products, or require us to use additional resources to develop more sophisticated software, or both. If we do not respond effectively to increases in the leisure and entertainment choices available to consumers, it could have an adverse effect on our competitive position and revenues.

If our products contain defects, our business could be harmed significantly.

     Software products as complex as the ones we publish may contain undetected errors when first introduced or when new versions are released. Despite extensive testing prior to release, we cannot be certain that errors will not be found in new products or releases after shipment, that could result in loss of or delay in market acceptance. This loss or delay could significantly harm our business and financial results.

We rely on independent third parties to develop a number of our software products.

     We rely on independent third-party entertainment software developers to develop a number of our software products. Since we depend on these developers we remain subject to the following risks

•

 continuing strong demand for developers’ resources, combined with the recognition they receive in connection with their work, may cause developers who worked for us in the past either to work for our competitors in the future or to renegotiate our agreements with them on terms less favorable for us;

•

limited financial resources and business expertise and inability to retain skilled personnel may force developers out of business prior to completing our products or require us to fund additional costs; and

•

our competitors may acquire the businesses of key developers or sign them to exclusive development arrangements. In either case, we would not be able to continue to engage such developers’ services for our products, except for those that they are contractually obligated to complete for us.

     Due to the limited number of third-party developers and the limited control that we exercise over them, these developers may not be able to complete titles for us on a timely basis or within acceptable quality standards, if at all.

The retail market for PC game software is decreasing which could have an adverse impact on our financial condition.

     The changing characteristics of the worldwide consumer entertainment software market in recent years have been impacted by many factors, such as:

•

An increasing number of technologically advanced PCs with more powerful operating systems, enhanced graphics and video cards, expanded memory chips, as well as higher capacities and faster speeds for CD and hard drives in the home and office;

•	greater access by consumers to the Internet through high-speed access modes (such as cable modems and DSL connections);
•	increased interest in online game play;
•	the increasing number of game console devices in the home; and
•	the development of increasingly advanced technologies supporting game play (such as hand held game devices, mobile phones and personal digital assistants).

     As a result of this increased competition in the overall consumer entertainment market, market data suggests that the retail market for PC game software has decreased over the past two years. If this trend continues it could have an adverse impact on our financial condition.

The PC software game market has gravitated towards mass merchant retailers.

     The PC software game market has gravitated toward mass merchant retailers thereby increasing the competition for shelf space for PC games. This increased competition has emphasized the importance of marketing, merchandising and brand name recognition. A significant result of these market pressures is an industry trend toward the consolidation of consumer entertainment PC software publishers and distributors, in addition to the diversification of products offered by these companies. The trends toward industry consolidation and increased competition for game content and retail shelf space are more pronounced in North America than in international markets and are expected to continue for the foreseeable future.

We may face difficultly obtaining access to retail shelf space necessary to market and sell our products effectively.

     Retailers of our products typically have a limited amount of shelf space and promotional resources, and there is intense competition among consumer entertainment software products for high quality retail shelf space and promotional support from retailers. To the extent that the number of products and platforms increases, competition for shelf space may intensify and may require us to increase our marketing expenditures. Retailers with limited shelf space typically devote the most and highest quality shelf space to those products expected to be best sellers. We cannot be certain that our new products will achieve such “best seller” status. Due to increased competition for limited shelf space, retailers and distributors are in an increasingly better position to negotiate favorable terms of sale, including price discounts, price protection, marketing and display fees and product return policies. Our products constitute a relatively small percentage of any retailer’s sales volume. We cannot be certain that retailers will continue to purchase our products or to provide our products with adequate levels of shelf space and promotional support on acceptable terms. A prolonged failure in this regard may significantly harm our business and financial results.

We permit our customers to return our products and to receive pricing concessions which could reduce our net revenues and results of operations.

     We are exposed to the risk of product returns and price protection with respect to our distributors and retailers. Return policies allow distributors and retailers to return defective, shelf-worn and damaged products in accordance with terms granted. Price protection, when granted and applicable, allows customers a credit against amounts they owe us with respect to merchandise unsold by them. We may permit product returns from, or grant price protection to, our customers under certain conditions. The conditions our customers must meet to be granted the right to return products or price protection are, among other things, compliance with applicable payment terms, delivery to us of weekly inventory and sell-through reports, and consistent participation in the launches of our premium title releases. We may also consider other factors, including the facilitation of slow-moving inventory and other market factors. When we offer price protection, we offer it with respect to a particular product to all of our retail customers; however, only those customers who meet the conditions detailed above can avail themselves of such price protection. Although we maintain a reserve for returns and price protection, and although we may place limits on product returns and price protection, we could be forced to accept substantial product returns and provide substantial price protection to maintain our relationships with retailers and our access to distribution channels. Product returns and price protection that exceed our reserves could significantly harm our business and financial results.

Technology changes rapidly in our business, and if we fail to anticipate or successfully implement new technologies, the quality, timeliness and competitiveness of our products and services will suffer.

     Rapid technology changes in our industry require us to anticipate, sometimes years in advance, which technologies we must implement and take advantage of in order to make our products and services competitive in the market. Therefore, we usually start our product development with a range of technical development goals that we hope to be able to achieve. We may not be able to achieve these goals, or our competition may be able to achieve them more quickly than we can. In either case, our products and services may be technologically inferior to our competitors’, less appealing to consumers, or both. If we cannot achieve our technology goals within the original development schedule of our products and services, then we may delay their release until these technology goals can be achieved, which may delay or reduce revenue and increase our development expenses. Alternatively, we may increase the resources employed in research and development in an attempt to accelerate our development of new technologies, either to preserve our product or service launch schedule or to keep up with our competition, which would increase our development expenses.

Our business is highly dependent on the success, timely release and availability of new video game platforms, on the continued availability of existing video game platforms, as well as our ability to have commercially successful products developed for these platforms.

     We derive a majority of our revenue from the sale of products for play on video game platforms manufactured by third parties, such as Sony’s PlayStation 2, PlayStation 3 and PSP; and Microsoft’s Xbox, Xbox 360 and Nintendo Wii and DS. The success of our business is driven in large part by the availability of an adequate supply of current generation video game platforms (such as the PlayStation 2), the adequate supply, and, increasingly, the success of new video game hardware systems (such as the Xbox 360, PlayStation 3 and the Wii), our ability to accurately predict which platforms will be successful in the marketplace, and our ability to have commercially successful products developed for these platforms. We must make product development decisions and commit significant resources well in advance of the anticipated introduction of a new platform. A new platform for which products are being developed may not succeed or may have a shorter life cycle than anticipated. Alternatively, a platform for which we have not devoted significant resources could be more successful than we had initially anticipated, causing us to miss a meaningful revenue opportunity. If the platforms for which products are being developed are not available in adequate quantities to meet consumer demand or are lower than our expectations, or do not attain wide market acceptance, our revenue will suffer and our financial performance will be harmed.

anticipated, causing us to miss a meaningful revenue opportunity. If the platforms for which products are being developed are not available in adequate quantities to meet consumer demand or are lower than our expectations, or do not attain wide market acceptance, our revenue will suffer and our financial performance will be harmed.

The video game hardware manufacturers set the royalty rates and other fees that we must pay to publish games for their platforms, and therefore have significant influence on our costs. If one or more of these manufacturers adopt a different fee structure for future game consoles, our profitability will be materially impacted.

     In order to publish products for a video game system such as the Xbox 360, PlayStation 3 or Wii, we must take a license from the manufacturer, which gives it the opportunity to set the fee structure that we must pay in order to publish games for that platform. Similarly, certain manufacturers have retained the flexibility to change their fee structures, or adopt different fee structures for online gameplay and other new features for their consoles. The control that hardware manufacturers have over the fee structures for their platforms and online access makes it difficult for us to predict our costs, profitability and impact on margins. Because publishing products for video game systems is the largest portion of our business, any increase in fee structures would significantly harm our ability to generate revenues and/or profits.

Risks Associated with Our Operations

There is no assurance that we can successfully implement our business plan that calls for the acquisition of additional entertainment software businesses to create a larger presence in the marketplace.

     We have engaged in, evaluated, and expect to continue to engage in and evaluate, a wide array of potential strategic transactions, including (i) acquisitions of companies, businesses, intellectual properties, and other assets, (ii) minority investments in strategic partners, and (iii) investments in new interactive entertainment businesses. Any of these strategic transactions could be material to our financial condition and results of operations. Although we regularly search for opportunities to engage in strategic transactions, we may not be successful in identifying suitable opportunities. We may not be able to consummate potential acquisitions or investments or an acquisition or investment may not enhance our business or may decrease rather than increase our earnings.

If we are unable to successfully integrate acquisitions, our revenue growth and future profitability may be negatively impacted.

     The process of integrating an acquired business, technology or product may result in unforeseen operating difficulties and expenditures and may absorb significant management attention and capital that would otherwise be available for ongoing development of our business. In addition, we may not be able to maintain the levels of operating efficiency that any company we may acquire achieved or might have achieved separately. Additional risks we face include:

•

the need to implement or remediate controls, procedures and policies appropriate for a public company in an acquired company that, prior to the acquisition, lacked these controls, procedures and policies;

•	cultural challenges associated with integrating employees from an acquired company or business into our organization;
•	retaining key employees from the businesses we acquire;

•	the need to integrate an acquired company's accounting, management information, human resource and other administrative systems to permit effective management; and
•

to the extent that we engage in strategic transactions outside of the United States, we face additional risks, including risks related to integration of operations across different cultures and languages, currency risks and the particular economic, political and regulatory risks associated with specific countries.

     Future acquisitions and investments could involve the issuance of our equity securities, potentially diluting our existing shareholders, the incurrence of debt, contingent liabilities or amortization expenses, write-offs of goodwill, intangibles, or acquired in-process technology, or other increased expenses, any of which could harm our financial condition. Our shareholders may not have the opportunity to review, vote on or evaluate future acquisitions or investments.

Covenants in our agreements relating to our Variable Rate Secured Convertible Debentures due April 30, 2010 may limit our flexibility and prevent us from taking certain actions, which could adversely affect our ability to execute our business strategy.

     Our agreements relating to our Variable Rate Secured Convertible Debentures due April 30, 2010 contain significant restrictive covenants. These covenants could adversely affect us by limiting our ability to plan for or react to market conditions, meet our capital needs and execute our business strategy. These covenants, among other things, limit our ability to issue or sell (i) any debt or equity securities that are convertible into, exchangeable or exercisable for additional shares of our common stock either (1) at a conversion, exercise or exchange rate or other price that is based upon and/or varies with the trading prices of or quotations for the shares of our common stock at any time after the initial issuance of such debt or equity securities, or (2) with a conversion, exercise or exchange price that is subject to being reset at some future date after the initial issuance of such debt or equity security or upon the occurrence of specified or contingent events directly or indirectly related to our business or the market for our common stock; or (ii) enter into any equity line of credit. A breach of these covenants could result could result in the Variable Rate Secured Convertible Debentures becoming immediately due and payable. Additionally, these covenants could limit our flexibility in raising additional capital in the future which could limit our ability to implement our business strategies.

Since a significant amount of our assets are denominated in foreign currency and since we conduct business internationally, we are subject to currency and foreign regulatory risks.

     Strategy First is incorporated in Canada and sells products throughout the United States and Europe. Its functional currency is the Canadian Dollar. This has exposed the company to market risk with respect to fluctuations in the relative value of the Euro, British Pound, the Canadian Dollar, and the US Dollar.

     Empire PLC is incorporated in the United Kingdom and sells products throughout Europe and the United States. Its functional currency is the British Pound. This has exposed us to market risk with respect to fluctuations in the relative value of the Euro, British Pound and the US Dollar.

     Certain of the Company’s cash balances and the remaining proceeds from the sale of its South African subsidiaries are denominated in South African Rand. This has exposed the Company to market risk with respect to fluctuations in the relative value of the South African Rand against the US Dollar.

     We expect to repatriate our funds held in South Africa to the United States. We believe that repatriation of the full amount is allowable under current South African foreign currency regulations. Over the last eight years, we have, from time to time, repatriated funds from South Africa without restriction. However, there can be no guarantee that the South African foreign currency regulations will not change in the future in a manner that might restrict our ability to repatriate the remaining assets.

We currently are disputing a tax liability with the South African revenue service and we may be forced to expense additional amounts in this matter

     In April 2006, our subsidiary, First South African Holdings, received a letter from the South African Revenue Service (“SARS”) challenging certain tax treatment of dividends and operating loss carry forwards for the years 2002 through 2004. On May 4, 2007, SARS agreed in principle to drop the larger of its two assessments and on May 25 2007, SARS formally approved this decision. We conceded the principle of SARS second assessment but will continue to negotiate the ultimate liability due under this assessment. We have recorded an estimated liability of approximately $599,000 in this regard but we may be required to increase this amount to the assessed amount of $940,000 should we fail to negotiate a lower assessment amount.

We depend on the continued services of key personnel.

     Our success depends upon the continued contributions of our executive officers, some of whom are also our principal shareholders, and the continued contributions of the management of our operating subsidiaries. Our business could be adversely affected by the loss of services of, or a material reduction in the amount of time devoted to us by our executive officers or the executive officers of our subsidiary. We do not carry key man insurance.

Risks Relating to Our Common Stock

The price of our common stock is highly volatile.

     The price of our common stock is highly volatile. Fluctuations in the market price of our common stock may be a result of any number of factors or a combination of factors including, but not limited to:

•	the number of shares in the market and the number of shares we may be required to issue in the future compared to market demand for our shares;
•	our performance and meeting expectations of performance, including the development and commercialization of our current and proposed products and services;
•	market conditions for internet and media companies in the small capitalization sector; and
•	general economic and market conditions.

Since we do not intend to declare dividends in the foreseeable future, the return on your investment will depend upon the appreciation of the market price of your shares.

     We have never paid any dividends on our common stock. Our board of directors does not intend to declare any dividends in the foreseeable future, but intends to retain all earnings, if any, for use in our business operations. As a result, the return on your investment in us will depend upon any appreciation in the market price of our common stock. The holders of common stock are entitled to receive dividends when, as and if declared by the board of directors out of funds legally available for dividend payments. The payment of dividends, if any, in the future is within the discretion of our board of directors and will depend upon our earnings, capital requirements and financial condition, and other relevant factors.

Anti-takeover measures in our Bye-laws could adversely affect the voting power of the holders of our common stock

     Our Bye-laws authorize the issuance of up to 5,000,000 shares of preferred stock with such designations, rights and preferences as may be determined from time to time by our board of directors. Accordingly, our board of directors is empowered, without shareholder approval, but subject to applicable government regulatory restrictions, to issue preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of our common stock. In the event of issuance, the preferred stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of us. Although we have no present intention to issue any shares of our preferred stock, we cannot assure we will not do so in the future.

The rights of shareholders under Bermuda law may not be as extensive as the rights of shareholders under the laws of jurisdictions in the United States.

     Our corporate affairs are governed by our Memorandum of Association and Bye-laws, as well as the common law of Bermuda relating to companies and the Companies Act 1981. Our Bye-laws limit the right of security holders to bring an action against our officers and directors. The laws of Bermuda relating to shareholder rights, protection of minorities, fiduciary duties of directors and officers, matters of corporate governance, corporate restructuring, mergers and similar arrangements, takeovers, shareholder suits, indemnification of directors and inspection of corporate records, may differ from those that would apply if we were incorporated in a jurisdiction within the United States. The rights of shareholders in a Bermuda company may not be as extensive as the rights of a shareholder of a United States company and, accordingly, the holders of our shares of common stock may be more limited in their ability to protect their interests in us. In addition, there is uncertainty whether the courts of Bermuda would enforce judgments of the courts of the United States and of other foreign jurisdictions. There is also uncertainty whether the courts of Bermuda would enforce actions brought in Bermuda which are predicated upon the securities laws of the United States.

Our common stock may be delisted from NASDAQ.

     The National Association of Securities Dealers, Inc. has established certain standards for the continued listing of a security on the NASDAQ Capital Market. The standards for continued listing require, among other things, that the minimum bid price for the listed securities be at least $1.00 per share. A deficiency in the bid price maintenance standard will be deemed to exist if the issuer fails the individual stated requirement for thirty consecutive trading days, with a 180-day cure period with respect to the NASDAQ Capital Market. During November and December 2004 and March 2005 our common stock traded below a price of $1.00 per share. There can be no assurance that we will continue to satisfy the requirements for maintaining a NASDAQ Capital Market listing. If our common stock were to be excluded from NASDAQ, the market price of our common stock and the ability of holders to sell such stock would be adversely affected, and we would be required to comply with the initial listing requirements to be relisted on NASDAQ.

Our common stock may become subject to the Commission’s penny stock rules.

     If our common stock is excluded from NASDAQ and the price per share of our common stock is below $5.00, our securities would become subject to certain “penny stock” rules promulgated by the Securities and Exchange Commission unless we satisfy certain net asset and revenue tests. The application of these rules to our common stock may adversely impact both your ability to resell our common stock (liquidity) and the market price of these shares. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document prepared by the Securities and Exchange Commission that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer’s account. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from such rules, the broker-dealer must make a special written determination of suitability of the investor purchasing the penny stock.

INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus and the information incorporated by reference herein contain forward-looking statements regarding, among other things, our financial condition, results of operations, plans, objectives, future performance and business. All statements contained or incorporated by reference in this document other than historical information are forward-looking statements. Forward-looking statements include, but are not limited to, statements that represent our beliefs concerning future operations, strategies, financial results or other developments, and contain words and phrases such as “may,” “expects,” “believes,” “anticipates,” “estimates,” “should,” or similar expressions. Because these forward-looking statements are based on estimates and assumptions that are subject to significant business, economic and competitive uncertainties, many of which are beyond our control or are subject to change, actual results could be materially different. Although we believe that our plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, we cannot assure you that we will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties and assumptions. Important factors that could cause results or events to differ from current expectations are described in the section titled “Risk Factors.”

     Such forward-looking statements should be regarded solely as our current plans, estimates and beliefs. We do not intend, and expressly disclaim any obligation, to update any forward-looking statements to reflect future events or circumstances after the date of this prospectus supplement.

WHERE YOU CAN FIND MORE INFORMATION ABOUT US

     We file annual, quarterly and special reports, proxy statements and other information with the Commission. You may read and copy any document we file at the Commission’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the public reference room. Our Commission filings are also available to the public over the Internet at the Commission’s Website at “http://www.sec.gov.

     We have filed with the Commission a registration statement on Form S-3 to register the shares being offered. This prospectus is part of that registration statement and, as permitted by the Commission’s rules, does not contain all the information included in the registration statement. For further information with respect to us and our common stock, you should refer to the registration statement and to the exhibits and schedules filed as part of the registration statement, as well as the documents discussed below.

     The Commission allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the Commission will automatically update or supersede this information.

     This prospectus may contain summaries of contracts or other documents. Because they are summaries, they will not contain all of the information that may be important to you. If you would like complete information about a contract or other document, you should read the copy filed as an exhibit to the registration statement or incorporated in the registration statement by reference.

     We incorporate by reference the documents listed below and any future filings we will make with the Commission under Sections 13(a), 13(c), or 15(d) of the Securities Exchange Act of 1934 (File No. 0-27494) until all of the shares are sold, except that we do not incorporate by reference any document or portion of a document that is deemed, under Commission rules, not to be filed.

•	Annual Report on Form 10-K for the fiscal year ended June 30, 2006 (as amended on Form 10-K/A filed with the Commission on October 3, 2006 and October 5, 2006);
•	Quarterly Reports on Form 10-Q for the quarterly periods ended September 30, 2006, December 31, 2006 (as amended on Form 10-Q/A filed with the Commission on March 2, 2007) and March 31, 2007.
•

Current Reports on Form 8-K filed with the Commission on July 6, 2006, August 2, 2006, October 24, 2006, November 28, 2006, December 8, 2006, February 28, 2007, May 5, 2007, July 3, 200, July 6, 2007, September 5, 2007, September 7, 2007 and September 21, 2007 and Current Report on Form 8-K/As filed with the Commission on February 14, 2007 and June 1, 2007.

•

The description of our common stock contained in the Registration Statement on Form 8-A, which was filed with the Commission on January 1, 1996 (File No. 0-24624) as amended on Form 8-A/A (filed on January 16, 1996).

     Any statement contained herein or in a document filed by us and incorporated or deemed incorporated by reference shall be deemed modified or superseded for purposes hereof to the extent that a statement contained in this prospectus or in any other subsequently filed document that also is, or deemed to be, incorporated by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this prospectus, except as so modified or superseded.

     You may request a copy of these filings, at no cost, by writing to us at 1900 Glades Road, Suite 435, Boca Raton, FL  33431, (561) 479-0040, Attention: Clive Kabatznik or by e-mail at clive@silverstarholdings.com.

     You can review and copy the registration statement, its exhibits and schedules, as well as the documents listed below, at the public reference facilities maintained by the Commission as described above.

USE OF PROCEEDS

     The selling shareholders are selling all of the shares covered by this Prospectus for their own account. Accordingly, we will not receive any proceeds from the sale of the shares.

     We may receive proceeds in connection with the exercise of warrants, the underlying shares of which may be sold by the selling shareholders. Although the timing of any such proceeds are uncertain, such proceeds, if received, will be used for working capital

DIVIDEND POLICY

     We have never declared or paid cash dividends on our common stock. We currently anticipate that we will retain all available funds for use in the operation of our business. As such, we do not anticipate paying any cash dividends on our common stock in the foreseeable future.

SELLING SHAREHOLDERS

     The shares of common stock being sold by the selling shareholders consist of: (i) 4,149,396 shares of our common stock that we issued to certain selling shareholders at the Second Closing on September 6, 2007; (ii) 2,904,593 shares of our common stock issuable upon the exercise of warrants to purchase our common stock that we issued to the selling shareholders in connection with their purchase of shares of our common stock at the Second Closing on September 6, 2007; and (iii) 87,137 additional shares of our common stock issuable upon the exercise of warrants to purchase our common stock that we issued to the placement agent in connection with the Second Closing on September 6, 2007.

     The table below has been prepared based upon the information furnished to us by the selling shareholders as of September 12, 2007. We have also agreed to prepare and file amendments and supplements to the registration statement to the extent necessary to keep the registration statement effective for the period of time required under our agreements with the selling shareholders.

     Beneficial ownership is determined in accordance with the rules of the Commission and includes voting or investment power with respect to shares of our common stock. Shares of common stock issuable upon exercise of warrants or stock options that are exercisable within 60 days after September 12, 2007 are deemed to be beneficially owned by the person holding the warrants or stock options for purposes of calculating the percentage ownership of that person but are not deemed outstanding for calculating the percentage ownership of any other person. Unless otherwise indicated below, to our knowledge, all persons named in this table have sole voting and investment power with respect to their shares of common stock, except to the extent authority is shared by spouses under applicable law. The inclusion of any shares in this table does not constitute an admission of beneficial ownership for the person named below.

     We do not know when or in what amounts a selling shareholder may offer shares for sale. The selling shareholders might not sell any or all of the shares offered by this prospectus. Because the selling shareholders may offer all or some of the shares pursuant to this offering, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares, we cannot estimate the number of the shares that will be held by the selling shareholders after completion of the offering. However, for purposes of this table, we have assumed that, after completion of the offering, none of the shares covered by this prospectus will be held by the selling shareholders.

     None of the selling shareholders are broker-dealers except for the selling shareholders specified on the table below as a broker-dealer or an affiliate of a broker-dealer. We have been advised that each of such selling shareholders purchased our common stock in the ordinary course of business, not for resale, and that none of such selling shareholders had, at the time of purchase, any agreements or understandings, directly or indirectly, with any person to distribute the common stock.

     To our knowledge, none of the selling shareholders has, or has had within the past three years, any position, office or other material relationship with us or any of our predecessors or affiliates, other than their ownership of shares described below and except that Clive Kabatznik currently serves as our President, Chief Executive Officer, Chief Financial Officer and Vice Chairman of the Board and Michael Levy serves as our Chairman of the Board.

Selling Shareholders(1)	Shares of Common Stock Beneficially Owned Prior to Offering		Percent of Class Owned Prior to Offering	Shares of Common Stock to be Sold		Beneficial Ownership After Offering if All Shares are Sold		Percent of Class Owned After Offering if All Shares are Sold
Joseph W. & Patricia G. Adams	504,456	(2)	2.7%	58,619	(3)	469,974		2.6%
Matthew Abrams	17,241	(4)	*	29,310	(5)	—		—
Sarah Adams	17,241	(6)	*	29,310	(7)	—		—
Basso Fund Ltd. (8)	144,828	(9)	*	160,799	(10)	50,241	(11)	*
Basso Multi-Strategy Holding Fund Ltd. (12)	820,689	(13)	4.5%	911,180	(14)	284,701	(15)	1.6%
Bristol Investment Fund, Ltd. (16)	172,413	(17)	1.0%	191,424	(18)	59,811	(19)	*
Capital Ventures International #(20)	345,000	(21)	1.9%	383,041	(22)	119,682	(23)	*
Credit Suisse Securities (USA) LLC +(24)	689,655	(25)	3.8%	765,698	(26)	239,245	(27)	1.3%
Enable Growth Partners LP (28)	586,207	(29)	3.2%	650,844	(30)	203,358	(31)	1.1%
Enable Opportunity Partners LP (28)	68,966	(32)	*	76,572	(33)	23,924	(34)	*
Heller Capital Investments (35)	500,000	(36)	2.8%	555,132	(37)	173,452	(38)	1.0%
Clive Kabatznik	1,573,572	(39)	8.7%	234,483	(40)	1,435,641	(39)	7.9%
Kircher Family Foundation (41)	30,000	(42)	*	33,309	(43)	10,407	(44)	*
Kircher Family Irrevocable Trust FBO Douglas S.
Kircher (41)	35,000	(45)	*	38,861	(46)	12,141	(47)	*
Kircher Family Trust FBO Scott E. Kircher (41)	35,000	(48)	*	38,861	(49)	12,141	(50)	*
Kircher Family Trust (41)	75,000	(51)	*	83,272	(52)	26,017	(53)	*
Michael Levy	798,885	(54)	4.4%	117,241	(55)	729,920	(54)	4.0%
Mara Gateway Associates, LP (56)	200,000	(57)	1.1%	222,053	(58)	69,381	(59)	*
Richard Molinsky	311,058	(60)	1.7%	166,541	(61)	213,093	(62)	1.2%
Newport Micro Fund II, LLC (63)	100,000	(64)	*	111,027	(65)	34,690	(66)	*
Otago Partners, LLC #(67)	103,448	(68)	*	114,856	(69)	35,886	(70)	*
Pierce Diversified Strategy Master Fund LLC, Ena (28)	34,483	(71)	*	38,286	(72)	11,962	(73)	*
RHP Master Fund, Ltd. (74)	150,690	(75)	*	167,308	(76)	52,274	(77)	*
Rockmore Investment Master Fund Ltd. (78)	137,931	(79)	*	153,140	(80)	47,849	(81)	*
Roth Capital Partners, LLC +(82)	-	(83)	-	87,137	(84)	-(85)		-
Slater Equity Partners, LP (86)	365,517	(87)	2.0%	405,821	(88)	126,799	(89)	*
Slater Equity Partners Offshore Fund Ltd. (86)	48,275	(90)	*	53,600	(91)	16,746	(92)	*
Truk International Fund, LP (93)	24,137	(94)	*	26,799	(95)	8,373	(96)	*
Truk Opportunity Fund, LLC (97)	148,275	(98)	*	164,626	(99)	51,437	(100)	*
Vision Opportunity Master Fund, Ltd. (101)	965,517	(102)	5.3%	1,071,976	(103)	334,943	(104)	1.8%

______________________________

*Less than 1%
# Broker-Dealer Affiliate
+ Broker-Dealer

(1)     The term “selling shareholder” includes donees, pledgees, transferees or other successors-in-interest selling shares received after the date of this prospectus from a selling shareholder as a gift, pledge, partnership distribution or other non-sale related transfer.

(2)     Does not include 24,137 shares of common stock issuable upon the exercise of Warrants.

(3)     Includes 24,137 shares of common stock issuable upon the exercise of Warrants.
(4)      Does not include 12,069 shares of common stock issuable upon the exercise of Warrants.

(5)     Includes 12,069 shares of common stock issuable upon the exercise of Warrants.

(6)     Does not include 12,069 shares of common stock issuable upon the exercise of Warrants.

(7)     Includes 12,069 shares of common stock issuable upon the exercise of Warrants.

(8) Basso Capital Management, L.P. ("Basso") is the Investment Manager to Basso Fund Ltd. (“Basso Fund”). Howard Fischer is a managing member of Basso GP LLC, the General Partner of Basso. Mr. Fischer has ultimate responsibility for trading with respect to Basso Fund.

(9)     Does not include 101,380 shares of common stock issuable upon the exercise of Warrants.

(10)     Includes 66,212 shares of common stock issuable upon the exercise of Warrants.

(11)     Does not include 35,168 shares of common stock issuable upon the exercise of Warrants.

(12)     Basso Capital Management, L.P. is the Investment Manager to Basso Multi-Strategy Holding Fund Ltd. (“Basso Multi”). Howard Fischer is a managing member of Basso GP LLC, the General Partner of Basso. Mr. Fischer has ultimate responsibility for trading with respect to Basso Multi.

(13)     Does not include 574,482 shares of common stock issuable upon the exercise of Warrants.

(14)     Includes 375,192 shares of common stock issuable upon the exercise of Warrants.

(15)     Does not include 199,290 shares of common stock issuable upon the exercise of Warrants.

(16)    Bristol Capital Advisors, LLC (“BCA”) is the Investment Advisor to Bristol Investment Fund, Ltd. (“Bristol”). Paul Kessler is the manager of BCA and as such has voting and investment control over the securities held by Bristol. Mr. Kessler disclaims beneficial ownership of these securities.

(17)     Does not include 120,689 shares of common stock issuable upon the exercise of Warrants.

(18)    Includes 78,822 shares of common stock issuable upon the exercise of Warrants.

(19)     Does not include 41,867 shares of common stock issuable upon the exercise of Warrants.

(20)     Heights Capital Management, Inc., the authorized agent of Capital Ventures International (“CVI”), has discretionary authority to vote and dispose of the shares held by CVI and may be deemed to be the beneficial owner of these shares. Martin Kobinger, in his capacity as Investment Manager of Heights Capital Management, Inc., may also be deemed to have investment discretion and voting power over the shares held by CVI. Mr. Kobinger disclaims any such beneficial ownership of these shares.

(21)     Does not include 241,500 shares of common stock issuable upon the exercise of Warrants.

(22)     Includes 157,723 shares of common stock issuable upon the exercise of Warrants.

(23)     Does not include 83,777 shares of common stock issuable upon the exercise of Warrants.

(24)     The natural person who has voting and dispositive power for these shares is Jeff Andreski, Managing Director of Credit Suisse Securities (USA) LLC. Mr. Andreski disclaims beneficial ownership of the shares except for his pecuniary interest. Credit Suisse Securities (USA) LLC is a broker-dealer and, accordingly, an underwriter. Credit Suisse Securities (USA) LLC has indicated to the issuer that it did not receive the securities as compensation for investment banking services and the securities were acquired in the ordinary course of business, and that at the time of the acquisition of securities, Credit Suisse Securities (USA) LLC had no agreements or understandings, directly or indirectly, with any party to distribute the securities.

(25)     Does not include 482,759 shares of common stock issuable upon the exercise of Warrants.

(26)     Includes 315,288 shares of common stock issuable upon the exercise of Warrants.

(27)     Does not include 167,471 shares of common stock issuable upon the exercise of Warrants.

(28)     Mitch Levine maintains the power to vote or dispose of the shares of common stock held by Enable Growth Partners LP, Enable Opportunity Partners LP and Pierce Diversified Strategy Master Fund LLC, Ena.

(29)     Does not include 410,345 shares of common stock issuable upon the exercise of Warrants.

(30)     Includes 267,995 shares of common stock issuable upon the exercise of Warrants.

(31)     Does not include 142,350 shares of common stock issuable upon the exercise of Warrants.
(32)     Does not include 48,276 shares of common stock issuable upon the exercise of Warrants.

(33)     Includes 31,530 shares of common stock issuable upon the exercise of Warrants.

(34)     Does not include 16,746 shares of common stock issuable upon the exercise of Warrants.

(35)     Ronald I. Heller maintains the power to vote or dispose of the shares of common stock held by Heller Capital Investments.

(36)     Does not include 350,000 shares of common stock issuable upon the exercise of Warrants.

(37)     Includes 228,584 shares of common stock issuable upon the exercise of Warrants.

(38)     Does not include 121,416 shares of common stock issuable upon the exercise of Warrants.

(39)     Includes 100,000 shares of common stock issuable upon the exercise of options, 500,000 of which are immediately exercisable.

(40)     Includes 96,552 shares of common stock issuable upon the exercise of Warrants.

(41)     Stephen C. Kircher maintains the power to vote or dispose of the shares of common stock held by the Kircher Family Foundation, Kircher Family Irrevocable Trust FBO Douglas S. Kircher, Kircher Family Trust FBO Scott E. Kircher, and Kircher Family Trust.

(42)     Does not include 21,000 shares of common stock issuable upon the exercise of Warrants.

(43)     Includes 13,716 shares of common stock issuable upon the exercise of Warrants.

(44)     Does not include 7,284 shares of common stock issuable upon the exercise of Warrants.

(45)     Does not include 24,500 shares of common stock issuable upon the exercise of Warrants.

(46)     Includes 16,002 shares of common stock issuable upon the exercise of Warrants.

(47)     Does not include 8,498 shares of common stock issuable upon the exercise of Warrants.

(48)     Does not include 24,500 shares of common stock issuable upon the exercise of Warrants.

(49)     Includes 16,002 shares of common stock issuable upon the exercise of Warrants.

(50)     Does not include 8,498 shares of common stock issuable upon the exercise of Warrants.

(51)     Does not include 52,500 shares of common stock issuable upon the exercise of Warrants.

(52)     Includes 34,289 shares of common stock issuable upon the exercise of Warrants.

(53)     Does not include 18,211 shares of common stock issuable upon the exercise of Warrants.

(54)     Includes 70,000 shares of common stock issuable upon the exercise of options that are immediately exercisable.

(55)     Includes 48,276 shares of common stock issuable upon the exercise of Warrants.

(56)     Lisa Clark maintains the power to vote or dispose of the shares of common stock held by Mara Gateway Associates, LP.

(57)     Does not include 140,000 shares of common stock issuable upon the exercise of Warrants.

(58)     Includes 91,434 shares of common stock issuable upon the exercise of Warrants.

(59)     Does not include 48,566 shares of common stock issuable upon the exercise of Warrants.

(60)     Does not include 105,000 shares of common stock issuable upon the exercise of Warrants.

(61)     Includes 68,576 shares of common stock issuable upon the exercise of Warrants.

(62)     Does not include 36,424 shares of common stock issuable upon the exercise of Warrants.

(63)     J. Scott Liolios maintains the power to vote or dispose of the shares of common stock held by Newport Micro Fund II, LLC.

(64)     Does not include 70,000 shares of common stock issuable upon the exercise of Warrants.

(65)     Includes 45,717 shares of common stock issuable upon the exercise of Warrants.

(66)     Does not include 24,283 shares of common stock issuable upon the exercise of Warrants.

(67)     Lindsay A. Rosenwald, M.D. is the managing member of Otago Partners, LLC. Dr. Rosenwald is also the sole shareholder and chairman of Paramount BioCapital, Inc., an NASD member broker-dealer, and Paramount BioCapital Asset Management, Inc., an investment adviser registered with the Commission.

(68)     Does not include 72,414 shares of common stock issuable upon the exercise of Warrants.

(69)     Includes 47,294 shares of common stock issuable upon the exercise of Warrants.

(70)     Does not include 25,120 shares of common stock issuable upon the exercise of Warrants.

(71)     Does not include 24,138 shares of common stock issuable upon the exercise of Warrants.

(72)     Includes 15,765 shares of common stock issuable upon the exercise of Warrants.

(73)     Does not include 8,373 shares of common stock issuable upon the exercise of Warrants.

(74)     RHP Master Fund, Ltd. is a party to an investment management agreement with Rock Hill Investment Management, L.P., a limited partnership of which the general partner is RHP General Partner, LLC. Pursuant to such agreement, Rock Hill Investment Management directs the voting and disposition of shares owned by RHP Master Fund. Messrs. Wayne Bloch and Peter Lockhart own all shares of the interests in RHP General Partners. The aforementioned entities and individuals disclaim beneficial ownership of the Company’s securities owned by the RHP Master Fund.

(75)     Does not include 105,483 shares of common stock issuable upon the exercise of Warrants.

(76)     Includes 68,892 shares of common stock issuable upon the exercise of Warrants.

(77)     Does not include 36,591 shares of common stock issuable upon the exercise of Warrants.

(78)     Rockmore Capital, LLC (“Rockmore Capital”) and Rockmore Partners, LLC (“Rockmore Partners”), each a limited liability company formed under the laws of the State of Delaware, serve as the investment manager and general partner, respectively, to Rockmore Investments (US) LP, a Delaware limited partnership, which invests all of its assets through Rockmore Investment Master Fund Ltd., an exempted company formed under the laws of Bermuda (“Rockmore Master Fund”). By reason of such relationships, Rockmore Capital and Rockmore Partners may be deemed to share dispositive power over the shares of our common stock owned by Rockmore Master Fund. Rockmore Capital and Rockmore Partners disclaim beneficial ownership of such shares of our common stock. Rockmore Partners has delegated authority to Rockmore Capital regarding the portfolio management decisions with respect to the shares of common stock owned by Rockmore Master Fund and, as of July 16, 2007, Mr. Bruce T. Bernstein and Mr. Brian Daly, as officers of Rockmore Capital, are responsible for the portfolio management decisions of the shares of common stock owned by Rockmore Master Fund. By reason of such authority, Messrs. Bernstein and Daly may be deemed to share dispositive power over the shares of our common stock owned by Rockmore Master Fund. Messrs. Bernstein and Daly disclaim beneficial ownership of such shares of our common stock and neither of such persons has any legal right to maintain such authority. No other person has sole or shared voting or dispositive power with respect to the shares of our common stock as those terms are used for purposes under Regulation 13D-G of the Securities Exchange Act of 1934, as amended. No person or “group” (as that term is used in Section 13(d) of the Securities Exchange Act of 1934, as amended, or the Commission’s Regulation 13D-G) controls Rockmore Master Fund.

(79)     Does not include 96,552 shares of common stock issuable upon the exercise of Warrants.

(80)     Includes 63,058 shares of common stock issuable upon the exercise of Warrants.

(81)     Does not include 33,494 shares of common stock issuable upon the exercise of Warrants.

(82)     Byron Roth, the chief executive officer, and Gordon Roth, the chief financial officer, share voting and investment power over the securities held by Roth Capital Partners, LLC.

(83)     Does not include 130,344 shares of common stock issuable upon the exercise of Warrants.

(84)     Consists of 87,137 shares of common stock issuable upon the exercise of Warrants.

(85)     Does not include 43,207 shares of common stock issuable upon the exercise of Warrants.

(86)     Steven L. Martin maintains the power to vote or dispose of the shares of common stock held by Slater Equity Partners, LP and Slater Equity Partners Offshore Fund Ltd.

(87)     Does not include 255,862 shares of common stock issuable upon the exercise of Warrants.

(88)     Includes 167,103 shares of common stock issuable upon the exercise of Warrants.

(89)     Does not include 88,759 shares of common stock issuable upon the exercise of Warrants.

(90)     Does not include 33,793 shares of common stock issuable upon the exercise of Warrants.

(91)     Includes 22,071 shares of common stock issuable upon the exercise of Warrants.

(92)     Does not include 11,722 shares of common stock issuable upon the exercise of Warrants.

(93)     Michael E. Fein and Stephen E. Saltzstein, as principals of Atoll Asset Management, LLC, the Managing Member of Truk International Fund, LP, exercise investment and voting control over the securities owned by Truk International Fund, LP. Both Mr. Fein and Mr. Saltzstein disclaim beneficial ownership of the securities owned by Truk International Fund, LP.

(94)     Does not include 16,896 shares of common stock issuable upon the exercise of Warrants.

(95)     Includes 11,035 shares of common stock issuable upon the exercise of Warrants.

(96)     Does not include 5,861 shares of common stock issuable upon the exercise of Warrants.

(97)     Michael E. Fein and Stephen E. Saltzstein, as principals of Atoll Asset Management, LLC, the Managing Member of Truk Opportunity Fund, LLC, exercise investment and voting control over the securities owned by Truk Opportunity Fund, LLC. Both Mr. Fein and Mr. Saltzstein disclaim beneficial ownership of the securities owned by Truk Opportunity Fund, LLC.

(98)     Does not include 103,793 shares of common stock issuable upon the exercise of Warrants.

(99)     Includes 67,788 shares of common stock issuable upon the exercise of Warrants.

(100)   Does not include 36,005 shares of common stock issuable upon the exercise of Warrants.

(101)   Adam Benowitz maintains the power to vote or dispose of the shares of common stock held by Vision Opportunity Master Fund, Ltd.

(102)   Does not include 675,862 shares of common stock issuable upon the exercise of Warrants.

(103)   Includes 441,402 shares of common stock issuable upon the exercise of Warrants.

(104)   Does not include 234,460 shares of common stock issuable upon the exercise of Warrants.

DESCRIPTION OF SECURITIES

     Our authorized capital stock consists of an aggregate of 50,000,000 shares of common stock, par value $.01 per share, 2,000,000 shares of Class B common stock, par value $.01 per share, and 5,000,000 shares of Preferred Stock, par value $.01 per share. As of September 12, 2007, 18,127,469 shares of our common stock and no shares of our Class B common stock were outstanding. The following statements describe the material provisions of the securities being registered hereby and certain other of our securities. See “Anti-Takeover Protections” and “Differences in Corporate Law” for a description of the Company’s Memorandum of Association, Bye-laws and The Companies Act 1981 of Bermuda, regarding anti-takeover provisions and related matters affecting us. Such statements and disclosure do not purport to be complete and are qualified in their entirety by reference to the full Memorandum of Association and Bye-laws which are exhibits to the Company’s Registration Statement of which this Prospectus is a part.

Common Stock

      Holders of our common stock have one vote per share on each matter submitted to a vote of the shareholders and a ratable right to our net assets upon liquidation. Holders of our common stock do not have preemptive rights to purchase additional shares of our common stock or other subscription rights. Our common stock carries no conversion rights and is not subject to redemption or to any sinking fund provisions. All shares of our common stock are entitled to share equally in dividends from legally available sources as determined by our Board of Directors, subject to any preferential dividend rights of our preferred stock. Upon our dissolution or liquidation, whether voluntary or involuntary, holders of our common stock are entitled to receive our assets available for distribution to the shareholders, subject to the preferential rights of our preferred stock. All of the shares of our common stock offered hereby are validly authorized and issued, fully paid and non-assessable.

Class B Common Stock

        Our Class B common stock and our common stock are substantially identical on a share-for-share basis, except that the holders of our Class B common stock have five votes per share on each matter considered by shareholders, and the holders of our common stock have one vote per share on each matter considered by shareholders, and except that the holders of each class will vote as a separate class with respect to any matter requiring class voting by The Companies Act 1981 of Bermuda.

     Each share of our Class B common stock is automatically converted into one share of common stock upon:

•

the death of the original holder, or, if such shares are subject to a shareholders agreement or voting trust granting the power to vote such shares to another original holder of our Class B common stock, then upon the death of such other original holder; or

•	the sale or transfer to any person other than the following transferees:
o	the spouse of a holder of Class B common stock;
o	a trust for the sole benefit of a Class B common shareholder's lineal descendants, including adopted children;
o

a partnership made up exclusively of Class B common shareholders and their lineal descendants, including adopted children or a corporation wholly-owned by a holder of Class B common stock and their lineal descendants; and

o	any other holder of Class B common stock.

     The difference in voting rights increases the voting power of the holders of Class B common stock and accordingly has an anti-takeover effect. The existence of our Class B common stock may make us a less attractive target for a hostile takeover bid or render more difficult or discourage a merger proposal, an unfriendly tender offer, a proxy contest, or the removal of incumbent management, even if such transactions were favored by our shareholders other than the holders of Class B common stock. Thus, the shareholders may be deprived of an opportunity to sell their shares at a premium over prevailing market prices in the event of a hostile takeover bid. Those seeking to acquire us through a business combination will be compelled to consult first with the holders of Class B common stock, if any, in order to negotiate the terms of such business combination. Any such proposed business combination will have to be approved by our Board of Directors, which may be under the control of the holders of Class B common stock, and if shareholder approval were required, the approval of the holders of Class B common stock will be necessary before any such business combination can be consummated.

Preferred Stock

     We are authorized to issue up to 5,000,000 shares of preferred stock. Our Board of Directors has the authority to issue this preferred stock in one or more series and to fix the number of shares and the relative rights, conversion rights, voting rights and terms of redemption, including sinking fund provisions, and liquidation preferences, without further vote or action by the shareholders. Issuing shares of preferred stock with voting rights could affect the voting rights of the holders of our common stock by increasing the number of outstanding shares having voting rights, and by the creation of another class or series with voting rights. If our Board of Directors authorizes the issuance of shares of preferred stock with conversion rights, the number of shares of common stock outstanding could potentially be increased. Issuance of preferred stock could, under certain circumstances, have the effect of delaying or preventing a change in control and may adversely affect the rights of holders of common stock.  Also, preferred stock could have preferences over the common stock and other series of preferred stock with respect to dividend and liquidation rights. We currently have no plans to issue any preferred stock.

Anti-Takeover Protections

     The voting provisions of our common stock and Class B common stock and the broad discretion conferred upon our Board of Directors with respect to the issuance of series of preferred stock, including with respect to voting rights, could substantially impede the ability of one or more shareholders acquiring sufficient influence over the election of directors and other matters to effect a change in control or management, and our Board of Directors’ ability to issue preferred stock could also be utilized to change our economic and control structure. Those provisions, together with certain other provisions of our Bye-laws summarized in the succeeding paragraph, may be deemed to have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a shareholder might consider in his, her or its best interest, including attempts that might result in a premium over the market price for our common stock.

     Our Bye-laws establish an advance notice procedure for the nomination, other than by or at the direction of our Board of Directors, of candidates for election as directors at annual general meetings of shareholders. In general, notice of intent to nominate a director at such meeting must be received by us not less than 90 days prior to the meeting and must contain certain specified information concerning the person to be nominated and concerning the shareholder submitting the proposal.

Differences in Corporate Law

     The Companies Act 1981 of Bermuda differs in material respects from laws generally applicable to United States corporations and their shareholders. Set forth below is a summary of significant provisions of The Companies Act, including any modifications adopted pursuant to our Bye-laws, applicable to us, which differ in general material respects from provisions of Delaware corporate law. The following statements are summaries, and do not purport to deal with all aspects of Bermuda law that may be relevant to us and our shareholders.

     Interested Directors. Our Bye-laws provide that any transaction entered into by us in which a director has an interest is not voidable by us nor can such director be liable to us for any profit realized pursuant to such transaction provided the nature of the interest is disclosed at the first opportunity at a meeting of directors, or in writing to the directors. Under Delaware law, no such transaction would be voidable if:

•

the material facts as to such interested directors’ relationship or interests are disclosed or are known to the board of directors and the board in good faith authorizes the transaction by the affirmative vote of a majority of the disinterested directors;

•	such material facts are disclosed or are known to the shareholders entitled to vote on such transaction and the transaction is specifically approved in good faith by vote of the shareholders; or
•	the transaction is fair as to the corporation as of the time it is authorized, approved or ratified.

     Under Delaware law, such interested director could be held liable for any transaction for which such director derived an improper personal benefit.

     Merger and Similar Arrangements. We may merge with another Bermuda exempted company or a company incorporated outside Bermuda and carry on business within the objects of our Memorandum of Association. See “Description of Securities - Certain Provisions of Bermuda Law.” In the event of a merger, a shareholder may apply to a Bermuda court for a proper valuation of such shareholder’s shares if such shareholder is not satisfied that fair value has been paid for such shares. The court ordinarily would not disapprove a merger absent evidence of fraud or bad faith. Under Delaware law, with certain exceptions, any merger, consolidation or sale of all or substantially all the assets of a corporation must be approved by the board of directors and a majority of the outstanding shares entitled to vote. Under Delaware law, a shareholder of a corporation participating in certain major corporate transactions may, under varying circumstances, be entitled to appraisal rights pursuant to which such shareholder may receive cash in the amount of the fair market value of the shares held by such shareholder, as determined by a court or by agreement of the corporation and the shareholder, in lieu of the consideration such shareholder would otherwise receive in the transaction. Delaware law does not provide shareholders of a corporation with voting or appraisal rights when the corporation acquires another business through the issuance of its stock or other consideration:

•	in exchange for the assets of the business to be acquired;
•	in exchange for the outstanding stock of the corporation to be acquired; or
•	in a merger of the corporation to be acquired with a subsidiary of the acquiring corporation.

     Under Bermuda law, our shareholders have the right to vote on:

•	any compromise or arrangement between us and our shareholders;
•	a take-over scheme for 100% of our shares enabling the compulsory acquisition of a 10% minority interest;
•	a merger; and

•	our discontinuance in Bermuda.

     Takeover. Bermuda law provides that where an offer is made for shares of a company and, within four months of the offer the holders of not less than 90% of the shares which are the subject of the offer accept, the offeror may by notice require the nontendering shareholders to transfer their shares on the terms of the offer. Dissenting shareholders may apply to the court within one month of the notice objecting to the transfer. The burden is on the dissenting shareholders to show that the court should exercise its discretion to enjoin the required transfer, which the court will be unlikely to do unless there is evidence of fraud or bad faith or collusion as between the offeror and the holders of the shares who have accepted the offer as a means of unfairly forcing out minority shareholders. Delaware law provides that a parent corporation, by resolution of its board of directors and without any shareholder vote, may merge with any 90% or more owned subsidiary. Upon any such merger, dissenting shareholders of the subsidiary would have appraisal rights.

     Shareholder’s Suit. The rights of shareholders under Bermuda law are not as extensive as the right of shareholders under legislation or judicial precedent in many United States jurisdictions. Class actions and derivative actions are generally not available to shareholders under the laws of Bermuda. However, the Bermuda courts ordinarily would be expected to follow English case law precedent, which would permit a shareholder to commence an action in our name to remedy a wrong done to us where the act complained of is alleged to be beyond our corporate power or is illegal or would result in the violation of our Memorandum of Association and Bye-laws. Our Bye-laws limit the right of securityholders to bring an action against our officers and directors. Furthermore, consideration would be given by the court to acts that are alleged to constitute a fraud against the minority shareholders or where an act requires the approval of a greater percentage of our shareholders than actually approved it. The winning party in such an action generally would be able to recover a portion of attorneys fees incurred in connection with such action. Class actions and derivative actions generally are available to shareholders under Delaware law for, among other things, breach of fiduciary duty, corporate waste and actions not taken in accordance with applicable law. In such actions, the court has discretion to permit the winning party to recover attorney fees incurred in connection with such action.

     Indemnification of Directors. We may indemnify our directors or officers in their capacity as such in respect of any loss arising or liability attaching to them by virtue of any rule of law in respect of any negligence, default, breach of duty or breach of trust of which a director or officer may be guilty in relation to us other than in respect of his own willful negligence, willful default, fraud or dishonesty. Under Delaware law, a corporation may adopt a provision eliminating or limiting the personal liability of a director to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except for breaches of the director’s duty of loyalty, for acts or omission not in good faith or which involve intentional misconduct or knowing violations of law, for improper payment of dividends or for any transaction from which the director derived an improper personal benefit. Delaware law has provisions and limitations similar to Bermuda regarding indemnification by a corporation of its directors or officers, except that under Delaware law the statutory rights to indemnification may not be as limited.

     Inspection of Corporate Records. Members of the general public have the right to inspect our public documents available at the office of the Registrar of Companies in Bermuda which will include the Memorandum of Association, including its objects and powers, and any alteration to the Memorandum of Association and documents relating to an increase, reduction or other alteration of our share capital. The shareholders have the additional right to inspect our Bye-laws, minutes of general meetings and audited financial statements, which must be presented to the annual general meeting of shareholders. Our register of shareholders is also open to inspection by shareholders without charge, and to members of the public for a fee. We are required to maintain our share register in Bermuda but may establish a branch register outside Bermuda. We are required to keep at our registered office a register of its directors and officers which is open for inspection by members of the public without charge. Bermuda law does not, however, provide a general right for shareholders to inspect or obtain copies of any other corporate records. Delaware law permits any shareholder to inspect or obtain copies of a corporation’s shareholder list and its other books and records for any purpose reasonably related to such person’s interest as a shareholder.

Bermuda Tax Considerations

     The following describes a summary of some of the material anticipated tax consequences of an investment in our common stock under current Bermuda tax laws. This discussion does not address the tax consequences under non-Bermuda tax laws and, accordingly, each prospective investor should consult its own tax advisors regarding the tax consequences of an investment in our common stock. The discussion is based upon laws and relevant interpretation of current laws in effect, all of which are subject to change.

Bermuda Taxation

     Currently, there is no Bermuda:

•	income tax;
•	corporation or profits tax;
•	withholding tax;
•	capital gains tax;
•	capital transfer tax;
•	estate duty; or
•	inheritance tax

payable by us or our shareholders other than those who are ordinarily resident in Bermuda. We are not subject to stamp or other similar duty on the issue, transfer or redemption of our common stock.

     We have obtained an assurance from the Minister of Finance of Bermuda under the Exempted Undertakings Tax Protection Act that, if there is enacted in Bermuda any legislation imposing tax on any capital assets, gain or appreciation or any tax in the nature of estate duty or inheritance tax, such tax shall not be applicable to us or any of our operations, or to our shares or our other obligations until March 28, 2016. No reciprocal tax treaty affecting us exists between Bermuda and the U.S.

     As an exempted company, we are liable to pay in Bermuda a registration fee based upon our authorized share capital and the premium on our issued shares. The current annual fee payable to the Bermuda government is $9,345.

Certain Provisions of Bermuda Law

     In a September 1, 1995 letter to our Bermuda counsel, the Bermuda Monetary Authority approved our application for “non-resident” status in Bermuda for exchange control purposes.

     The issue of securities to persons regarded as resident outside Bermuda for exchange control purposes and the subsequent transfer of securities between such persons may be effected without specific consent under the Exchange Control Act 1972 and regulations thereunder. Issues and transfers of up to 20% of our issued share capital from time to time to persons regarded as resident in Bermuda for exchange control may also be effected without specific prior approval under the Exchange Control Act 1972.

     Consequently, owners of our common stock who are non-residents of Bermuda for Bermuda exchange control purposes are not restricted in the exercise of the rights to hold or vote their shares. Because we have been designated as a non-resident for Bermuda exchange control purposes there are no restrictions on our ability to transfer funds in and out of Bermuda or to pay dividends to United States residents who are holders of our common stock, other than in respect of local Bermuda currency.

     In accordance with Bermuda law, security certificates are only issued in the names of corporations, partnerships or individuals. In the case of an applicant acting in a special capacity, for example as a trustee, certificates may, at the request of the applicant, record the capacity in which the applicant is acting. Notwithstanding the recording of any such special capacity, we are not bound to investigate or incur any responsibility in respect of the proper administration of any such trust.

     We will take no notice of any trust applicable to any of our securities whether or not we had notice of such trust. Specifically, we have no obligation under Bermuda law to ensure that a trustee who is holding our shares subject to a trust is properly carrying out the terms of such trust.

     As an “exempted company”, we are exempt from Bermuda laws which restrict the percentage of share capital that may be held by non-Bermudians. However, as an exempted company, we may not participate in certain business transactions including:

•	the acquisition or holding of land in Bermuda, except as required for our business and held by way of lease or tenancy for terms of not more than 50 years;
•	the taking of mortgages on land in Bermuda to secure an amount in excess of $50,000 without the consent of the Minister of Finance of Bermuda; or
•

the carrying on of business of any kind in Bermuda other than with persons outside Bermuda, except in furtherance of our business carried on outside Bermuda or under a license granted by the Minister of Finance of Bermuda.

PLAN OF DISTRIBUTION

     The selling shareholders and any of their pledgees, donees, transferees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of our common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling shareholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits investors;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	to cover short sales made after the date that this Registration Statement is declared effective by the Commission;
•	broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;
•	a combination of any such methods of sale; and
•	any other method permitted pursuant to applicable law.

     The selling shareholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

     Broker-dealers engaged by the selling shareholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling shareholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling shareholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

     The selling shareholders may from time to time pledge or grant a security interest in some or all of the shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell shares of our common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

     Upon the Company being notified in writing by a selling shareholder that any material arrangement has been entered into with a broker-dealer for the sale of our common stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such selling shareholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such the shares of our common stock were sold, (iv)the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (vi) other facts material to the transaction. In addition, upon the Company being notified in writing by a selling shareholder that a donee or pledgee intends to sell more than 500 shares of our common stock, a supplement to this prospectus will be filed if then required in accordance with applicable securities law.

     The selling shareholder also may transfer the shares of our common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

     The selling shareholder and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, that can be attributed to the sale of Shares will be paid by the selling shareholder and/or the purchasers. Each selling shareholder has represented and warranted to the Company that it acquired the securities subject to this registration statement in the ordinary course of such selling shareholder’s business and, at the time of its purchase of such securities such selling shareholder had no agreements or understandings, directly or indirectly, with any person to distribute any such securities.

     The Company has advised each selling shareholder that it may not use shares registered on this Registration Statement to cover short sales of our common stock made prior to the date on which this Registration Statement shall have been declared effective by the Commission. If a selling shareholder uses this prospectus for any sale of our common stock, it will be subject to the prospectus delivery requirements of the Securities Act. The selling shareholders will be responsible to comply with the applicable provisions of the Securities Act and Exchange Act, and the rules and regulations thereunder promulgated, including, without limitation, Regulation M, as applicable to such selling shareholders in connection with resales of their respective shares under this Registration Statement.

     The Company is required to pay all fees and expenses incident to the registration of the shares, but the Company will not receive any proceeds from the sale of our common stock. The Company has agreed to indemnify the selling shareholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

     The validity of the securities offered hereby will be passed upon Conyers Dill & Pearman, our Bermuda counsel.

EXPERTS

     Our consolidated financial statements at June 30, 2006 and 2005 and for each of the three years in the period ended June 30, 2006 incorporated by reference in this prospectus and the registration statement on Form S-3 have been audited by Rachlin Cohen & Holtz LLP, independent registered public accounting firm, as set forth in their report thereon appearing therein. The financial statements referred to above are included in reliance on such reports given upon the authority of such firm as experts in accounting and auditing.

We have not authorized any dealer, salesperson or any other person to give any information or to represent anything other than those contained in this prospectus in connection with the offer contained herein, and, if given or made, you should not rely upon such information or representations as having been authorized by Silverstar Holdings Ltd. This prospectus does not constitute an offer of any securities other than those to which it relates or an offer to sell, or a solicitation of an offer to buy, those to which it relates in any state to any person to whom it is not lawful to make such offer in such state. The delivery of this prospectus at any time does not imply that the information herein is correct as of any time after the date of this prospectus.

TABLE OF CONTENTS

	Page
About This Prospectus	1
Prospectus Summary	1
Concurrent Offering of Common Stock	3
Risk Factors	4
Information Regarding Forward-Looking Statements	12
Where You Can Find More Information	12
Use of Proceeds	13
Dividend Policy	13
Selling Shareholders	14
Description of Securities	21
Plan of Distribution	26
Legal Matters	28
Experts	28

7,141,126

SHARES

OF

COMMON STOCK

SILVERSTAR HOLDINGS LTD.

PROSPECTUS

_______________, 2007

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the various expenses which will be paid by us in connection with the issuance and distribution of the securities being registered on this registration statement. All amounts shown are estimates.

Filing fee for registration statement	$ 546
Legal fees and expenses	$ 15,000
Accounting expenses	$ 10,000
Miscellaneous Expenses	$ 5,000
Total	$ 30,456

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Under Bermuda law and the registrant's Memorandum of Association and Bye-laws, the directors, officers, liquidators and auditors of the registrant and their heirs, executors and administrators are indemnified and held harmless out of the assets of the Company from and against all actions, costs, charges, losses and expenses which they or any of them, their heirs, executors or administrators, shall or may incur or sustain by or by reason of any act done, concurred in or omitted in or about the execution of their duty, or supposed duty, or in their respective offices or trusts, and none of them shall be answerable for the acts, receipts, neglects or defaults of the others of them or for joining in any receipts for the sake of conformity or for any loss, misfortune or damage which may happen in the execution of their respective offices or trusts, or in relation thereto, provided that, they are not entitled to indemnification in respect of any willful negligence, willful default, fraud or dishonesty which may attach to them.

ITEM 16. EXHIBITS.

Exhibit Number	Description
3.1	Memorandum of Association of the Company (1)
3.2	Amended and Restated Bye-Laws of the Company (2)
4.1	Indenture dated April 25, 1997 between the Company and American Stock Transfer & Trust Company (3)
4.2	Stock Option Agreement(4)
4.3	Registration Rights Agreement, dated October 19, 2006, between the Company and the purchaser named therein, as amended on June 28, 2007 (5)
4.4	Registration Rights Agreement, dated October 31, 2005, between the Company and the purchaser named therein as amended on June 28, 2007 (6)
4.5	Registration Rights Agreement, dated July 2, 2007, between the Company and the S elling Shareholders(7)
4.6	Amended and Restated Variable Rate Secured Convertible Debenture due October 31, 2008 in the principal amount of $1,400,000 (7)
4.7	Amended and Restated Variable Rate Secured Convertible Debenture due October 31, 2008 in the principal amount of $3,600,000 (7)
10.1	Securities Purchase Agreement, dated as of July 2, 2007, among the Company and the Selling Shareholders(7)
10.2	Form of Warrant issued by the Company to each Selling Shareholders (7)
5.1	Opinion of Conyers Dill & Pearman
23.1	Consent of Rachlin Cohen & Holtz
23.2	Consent of Conyers Dill & Pearman (included in Exhibit 5.1)

_______________

(1) Incorporated by reference is the Company’s Registration Statement on Form S-1 (No. 33-99180) (filed on November 9, 1995), as amended on Form S-1/A No. 1, Form S-1/A No. 2, Form S-1/A No. 3 (filed on December 27, 1995, January 16, 1996 and January 24, 1996, respectively) and Form 10-Q for the fiscal quarter ended March 31, 2000.

(2) Incorporated by reference to the Company’s Current Report on Form 8-K filed on September 9, 2007

(3) Incorporated by reference to the Company’s Current Report on Form 8-K filed September 10, 1997.

(4) Incorporated by reference is the Company’s Registration Statement on Form S-1 (No. 333-33561) filed on August 13, 1997 as amended on Form S-1/A No. 1, Form S-1/A No. 2 and For S-1/A No. 3 filed on December 9, 1997, January 22, 1998 and February 11, 1998, respectively.

(5) Incorporated by reference to the Company’s Current Report on Form 8-K filed October 24, 2006, as amended on Current Report on Form 8-K filed July 3, 2007.
(6) Incorporated by reference to the Company’s Current Report on Form 8-K filed November 4, 2005, as amended on Current Report on Form 8-K filed July 3, 2007.

(7) Incorporated by reference to the Company’s Current Report on Form 8-K filed July 3, 2007.

ITEM 17. UNDERTAKINGS.

Item 512(a) of Regulation S-K. The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

2

(2) That, for the purposes of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

Item 512(b) of Regulation S-K. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Item 512(h) of Regulation S-K. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the indemnification provisions described herein, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

3

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boca Raton, State of Florida on September 21, 2007.

SILVERSTAR HOLDINGS LTD.

By: /s/ Clive Kabatznik
Name: Clive Kabatznik
Title: President

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby severally constitutes and appoints Clive Kabatznik and Michael Levy and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him or her and in his or her name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to the Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each said attorneys-in-fact and agents or any of them or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement on Form S-3 has been signed below by the following persons in the capacities indicated on the date indicated.

Signature	Title	Date
/s/ Michael Levy Michael Levy	Chairman of the Board of Directors	September 21, 2007
/s/ Clive Kabatznik Clive Kabatznik	President, Vice Chairman of the Board, President, Chief Financial Officer, Controller and Director (Principal Executive Officer and Principal Financial Officer)	September 21, 2007
/s/ Cornelius J. Roodt Cornelius J. Roodt	Director	September 21, 2007
/s/ Douglas Brisotti Douglas Brisotti	Director	September 21, 2007
/s/ Edward Roffman Edward Roffman	Director	September 21, 2007

4

UNITED STATES
SECURITIES AND EXCHANGE

COMMISSION

WASHINGTON, D.C. 20549

_____________

EXHIBITS TO

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

_____________

SILVERSTAR HOLDINGS LTD.
(EXACT NAME OF ISSUER AS SPECIFIED
IN ITS CHARTER)

September 21, 2007

Exhibit Number	Description
3.1	Memorandum of Association of the Company (1)
3.2	Amended and Restated Bye-Laws of the Company (2)
4.1	Indenture dated April 25, 1997 between the Company and American Stock Transfer & Trust Company (3)
4.2	Stock Option Agreement(4)
4.3	Registration Rights Agreement, dated October 19, 2006, between the Company and the purchaser named therein, as amended on June 28, 2007 (5)
4.4	Registration Rights Agreement, dated October 31, 2005, between the Company and the purchaser named therein as amended on June 28, 2007 (6)
4.5	Registration Rights Agreement, dated July 2, 2007, between the Company and the S elling Shareholders(7)
4.6	Amended and Restated Variable Rate Secured Convertible Debenture due October 31, 2008 in the principal amount of $1,400,000 (7)
4.7	Amended and Restated Variable Rate Secured Convertible Debenture due October 31, 2008 in the principal amount of $3,600,000 (7)
10.1	Securities Purchase Agreement, dated as of July 2, 2007, among the Company and the Selling Shareholders(7)
10.2	Form of Warrant issued by the Company to each Selling Shareholders (7)
5.1	Opinion of Conyers Dill & Pearman
23.1	Consent of Rachlin Cohen & Holtz
23.2	Consent of Conyers Dill & Pearman (included in Exhibit 5.1)

______________

(1) Incorporated by reference is the Company’s Registration Statement on Form S-1 (No. 33-99180) (filed on November 9, 1995), as amended on Form S-1/A No. 1, Form S-1/A No. 2, Form S-1/A No. 3 (filed on December 27, 1995, January 16, 1996 and January 24, 1996, respectively) and Form 10-Q for the fiscal quarter ended March 31, 2000.

(2) Incorporated by reference to the Company’s Current Report on Form 8-K filed on September 9, 2007

(3) Incorporated by reference to the Company’s Current Report on Form 8-K filed September 10, 1997.

(4) Incorporated by reference is the Company’s Registration Statement on Form S-1 (No. 333-33561) filed on August 13, 1997 as amended on Form S-1/A No. 1, Form S-1/A No. 2 and For S-1/A No. 3 filed on December 9, 1997, January 22, 1998 and February 11, 1998, respectively.

(5) Incorporated by reference to the Company’s Current Report on Form 8-K filed October 24, 2006, as amended on Current Report on Form 8-K filed July 3, 2007.
(6) Incorporated by reference to the Company’s Current Report on Form 8-K filed November 4, 2005, as amended on Current Report on Form 8-K filed July 3, 2007.

(7) Incorporated by reference to the Company’s Current Report on Form 8-K filed July 3, 2007.